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                                                                    Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
First Mid-Illinois Bancshares, Inc.:

We consent to incorporation by reference in Registration Statement No. 33-64139 on Form S-8 of First Mid-Illinois Bancshares, Inc. of our report dated June 24, 2005, relating to the statement of net assets available for plan benefits of the First Mid-Illinois Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2004, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 11-K of the First Mid-Illinois Banchshares, Inc. 401(k) Profit Sharing Plan.

/s/ KPMG LLP

Chicago, Illinois
June 29, 2006